CAMECO CORPORATION — PROXY

     This proxy is solicited by management in conjunction with the annual and special meeting of shareholders of Cameco Corporation to be held on May 8, 2003. A shareholder has the right to appoint, as his or her proxyholder, a person (who need not be a shareholder), other than those designated in the next paragraph, by inserting the name of such other person in the blank space provided or by completing another proper form of proxy.

     The undersigned holder of common shares (shares) of Cameco Corporation (Cameco) hereby appoints Gerald W. Grandey, or in his absence, Gary M.S. Chad, or instead of them or either of them,                                                              (insert name if alternate is desired) as proxyholder of the undersigned, with full power of substitution, to attend, vote and otherwise act for and on behalf of the undersigned in respect of all matters that may come before the annual and special meeting of shareholders of Cameco to be held on May 8, 2003 and any adjournment thereof. The undersigned undertakes to ratify and confirm all the said proxyholder may do by virtue of this proxy, and revokes any proxy previously given. All the shares registered in the name of the undersigned are directed to be voted as indicated below, and may be voted in the discretion of the proxyholder with respect to amendments to the matters identified in the notice of meeting or other matters that may properly come before the meeting. The proxyholder is hereby instructed as follows:

1.	Election of directors.

The proposed nominees as directors named in the accompanying management proxy circular (circular) are: John S. Auston; Joe F. Colvin; Harry D. Cook; James R. Curtiss; George S. Dembroski; Gerald W. Grandey; Nancy E. Hopkins; J.W. George Ivany; A. Neil McMillan; Robert W. Peterson; and Victor J. Zaleschuk.

☐ Vote for all nominees listed above (except for the following nominees from whom I withhold my vote):

☐ Withhold my vote

2.	Appointment of KPMG LLP as auditors.

☐ Vote for	☐ Withhold my vote

3.	Shareholder proposal on expensing stock options, the full text of which is set forth in schedule C to the accompanying circular.

☐ Vote for	☐ Vote against

4.	Special resolution amending the articles of Cameco to remove the requirement that Cameco’s chair of the board reside in Saskatchewan, the full text of which is set forth in schedule D to the accompanying circular.

☐ Vote for	☐ Vote against

5.	Special resolution amending the articles of Cameco authorizing the board of directors to appoint one or more directors between meeting of shareholders, subject to certain limitations, the full text of which is set forth in schedule E to the accompanying circular.

☐ Vote for	☐ Vote against

If no choice is specified for any of the above items, the proxyholder will vote for that item, except for item 3, which the proxyholder will vote against.

Declaration of Residency

Note:	This declaration must be completed in all cases. In so doing, make reference to the definitions set out on the reverse side of this proxy. Failure to provide the information requested may result in the shareholder being deemed a non-resident.

The undersigned holder of record of shares hereby declares that:

(a)	all shares represented hereby are held, beneficially owned or controlled by:

one or more residents ☐; or one or more non-residents ☐; or

Note:	If your circumstances permit the completion of paragraph (a), do not complete either paragraph (b) or (c). If you did not complete paragraph (a), you must complete either paragraph (b) or (c)

(b)	the undersigned is: a resident ☐; or a non-resident ☐; and is unable to declare as to the residency of the person or persons who hold, beneficially own or control such shares; or

(c)	the following are the relevant details of residency (to be completed if neither paragraph (a) nor (b) is appropriate):

To be valid, duly completed proxies must be deposited with Cameco’s transfer agent and registrar, CIBC Mellon Trust Company, 200 Queen’s Quay East, Unit 6, Toronto, Ontario M5A 4K9, no later than 4:30 p.m., CST, May 7, 2003.

DATED this                 day of                                          , 2003

Name of Shareholder (please print)	Signature of Shareholder

Notes:

•	Please complete, date and sign this proxy and return it as soon as possible in the envelope provided.

•	Executors, administrators, trustees, attorneys or guardians should so indicate when signing. Where shares are held in the names of two or more persons, each must sign. If the shareholder is a corporation, this proxy must be signed by an officer or attorney thereof, duly authorized.

•	If this proxy is not dated in the space above, it shall be deemed to bear the date on which it was mailed to the shareholder.

DEFINITIONS:

In and for the purposes of this proxy:

a person is an “associate” of another person if:

(i)	one is a corporation of which the other is an officer or director;

(ii)	one is a corporation that is controlled by the other or by a group of persons of which the other is a member;

(iii)	one is a partnership of which the other is a partner;

(iv)	one is a trust of which the other is a trustee;

(v)	both are corporations controlled by the same person;

(vi)	both are members of a voting trust or parties to an arrangement that relates to voting shares of the corporation; or

(vii)	both are at the same time associates, within the meaning of any of (i) to (iv) above, of the same person;

provided that:

(viii)	if a resident associated with a non-resident submits to the board of directors of the corporation a statutory declaration stating that no voting shares of the corporation are held, directly or indirectly, for a non-resident, that resident and non-resident are not associates of each other, provided the statutory declaration is not false;

(ix)	two corporations are not associates pursuant to (vii) above by reason only that each is an associate of the same person pursuant to (i) above;

(x)	if any person appears to the board of directors of the corporation to hold voting shares to which are attached not more than the lesser of four one hundredths of one per cent of the votes that may be cast to elect directors of the corporation and 10,000 such votes, that person is not an associate of any other person and no other person is an associate of that person in relation to those voting shares.

“beneficial ownership” includes ownership through a trustee, legal representative, agent or other intermediary.

“control” means control in any manner that results in control in fact, whether directly through ownership of securities or indirectly through a trust, an agreement, the ownership of any body corporate or otherwise.

“non-resident” means:

(i)	an individual, other than a Canadian citizen, who is not ordinarily resident in Canada;

(ii)	a corporation incorporated, formed or otherwise organized outside Canada;

(iii)	a foreign government or agency thereof;

(iv)	a corporation that is controlled by non-residents, directly or indirectly, as defined in any of (i) to (iii) above;

(v)	a trust

(A)	established by a non-resident as defined in any of (ii) to (iv) above, other than a trust for the administration of a pension fund for the benefit of individuals a majority of whom are residents, or

(B)	in which non-residents as defined in any of (i) to (iv) above have more than fifty per cent of the beneficial interest; or

(vi)	a corporation that is controlled by a trust described in (v) above.

“person” includes an individual, corporation, government or agency thereof, trustee, executor, administrator or other legal representative.

“resident” means an individual, corporation, government or agency thereof or trustee that is not a non-resident.

The foregoing definitions are summaries only and are defined in their entirety by the provisions of the Eldorado Nuclear Limited Reorganization and Divestiture Act (Canada) and the articles of the corporation.